Contacts:

Ligand Pharmaceuticals Incorporated            LHA
John Higgins, President and CEO            Bruce Voss
investors@ligand.com                 bvoss@lhai.com
(858) 550-7500                    (310) 691-7100
@Ligand_LGND                    @LHA_IR_PR

Ligand Licenses Five Programs to Viking Therapeutics

Invests $2.5 million in Viking via a convertible loan facility

SAN DIEGO (May 22, 2014) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) announces the licensing of rights to five programs to Viking Therapeutics, Inc., a clinical-stage biopharmaceutical company focused on the development of novel, first-in-class or best-in-class therapies for metabolic and endocrine disorders.

The therapeutic programs covered in the license agreement include Ligand's FBPase inhibitor program for type 2 diabetes, a Selective Androgen Receptor Modulator (SARM) program for muscle wasting, a Thyroid Hormone Receptor-β (TRβ) Agonist program for dyslipidemia, an Erythropoietin Receptor (EPOR) Agonist program for anemia, and an Enterocyte-Directed Diacylglycerol Acyltransferase-1 (DGAT-1) Inhibitor program for dyslipidemia. The FBPase Inhibitor program was the subject of an option originally granted to Viking in 2012.

Each licensed program includes a fee to be paid to Ligand in Viking equity at the time of a private or public financing, milestone payments and royalties on future net sales. Viking is responsible for all development activities under the license.

As part of this transaction, Ligand has agreed to extend a $2.5 million convertible loan facility to Viking that can be used to pay Viking’s operating and financing-related expenses.

"This is a creative licensing transaction that combines a bold portfolio of early- and mid-stage assets with a company that can advance these programs to major inflection points in the near-term. Viking’s programs have the potential to generate substantial news flow over the next 12 to 24 months and to be the basis for important new drugs in major therapeutic categories," said John Higgins, President and CEO of Ligand Pharmaceuticals.

"R&D success has been the backbone of our prolific out-licensing activities over the past few years. Our objective is to establish proof-of-concept and solid initial data packages, and then to partner with companies that are well-positioned to manage advanced clinical and regulatory development. A relationship such as this one with Viking gives Ligand the opportunity to entrust valuable internal programs to a dedicated team with the operational resources to take them to the next level. Each of these licensed programs has the hallmark of quality that has defined Ligand's successful research heritage over the years. We are pleased to have helped establish a platform to advance the programs and to make this investment in Viking to support further progress," Higgins continued.

“Along with our partners at Ligand, we have created through this license an excellent vehicle to develop several promising new therapies for patients, while unlocking potential value for stakeholders,” said Brian Lian, President and CEO of Viking Therapeutics. “Each of the licensed programs has what we believe to be first-in-class or best-in-class characteristics and a differentiated therapeutic profile. Importantly, the portfolio fits well within Viking’s focus, as our team has an extensive history in diabetes and endocrine drug development, including two recent drug approvals. At all levels, from preclinical through pharmaceutical development, and including our chief medical officer, we have well-aligned development expertise to bring these programs forward.”

About Viking Therapeutics, Inc.
Viking Therapeutics is a clinical-stage biotherapeutics company focused on the development of novel, first-in-class or best-in-class therapies for metabolic and endocrine disorders.  Viking’s research and development activities leverage its expertise in metabolism to develop innovative therapeutics that improve patients’ lives.  Viking has a portfolio of five drug candidates in clinical trials or preclinical studies, which are based on small molecules licensed from Ligand and its affiliate. Viking’s lead clinical program is VK0612, a first-in-class, orally available drug candidate for type 2 diabetes (Phase 2b).  Viking’s second clinical program is VK5211, an orally available, non-steroidal selective androgen receptor modulator, or SARM, for the treatment of cancer cachexia (Phase 2). Viking is also developing three novel preclinical programs targeting metabolic diseases and anemia.

For additional information about Viking and its programs, please visit www.vikingtherapeutics.com.

About Ligand Pharmaceuticals
Ligand is a biopharmaceutical company with a business model that is based upon the concept of developing or acquiring royalty revenue generating assets and coupling them to a lean corporate cost structure. Ligand’s goal is to produce a bottom line that supports a sustainably profitable business. By diversifying our portfolio of assets across numerous technology types, therapeutic areas, drug targets and industry partners, we offer investors an opportunity to invest in the increasingly complicated and unpredictable pharmaceutical industry. In comparison to its peers, we believe Ligand has assembled one of the largest and most diversified asset portfolios in the industry with the potential to generate revenue in the future. These therapies address the unmet medical needs of patients for a broad spectrum of diseases including diabetes, hepatitis, muscle wasting, Alzheimer's disease, dyslipidemia, anemia, asthma and osteoporosis. Ligand’s Captisol platform technology is a patent protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand has established multiple alliances with the world's leading pharmaceutical companies including GlaxoSmithKline, Onyx Pharmaceuticals (a subsidiary of Amgen Inc.), Merck, Pfizer, Baxter International, Eli Lilly & Co. and Spectrum Pharmaceuticals. Please visit www.captisol.com for more information on Captisol. For more information on Ligand, please visit www.ligand.com.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements
This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. These statements include those related to Viking equity payable to Ligand at the time of a private or public financing, future milestone payments and royalties, and potential future news flow, new therapies and market potential relating to licensed product candidates. Actual events or results may differ from our expectations. There can be no assurance that Viking will complete a private or public financing resulting in the upfront equity payment to Ligand, that Viking will continue clinical development of any product candidates; that preclinical or clinical development will be successful; that future clinical trial data will be favorable or that such trials will confirm any improvements over other products or lack negative impacts; that products will receive required regulatory approvals or that they will be commercially successful, that any future milestone or royalty payments will be received, or that if any future equity, milestones or royalties are received that they will not be subject to sharing obligations with any third party. Our stock price could be harmed if any of the events or trends contemplated by the forward-looking statements fails to occur or is delayed or if any actual future event otherwise differs from expectations. Additional information concerning these and other risk factors affecting Ligand's business can be found in the company's prior press releases as well as in public periodic filings with the Securities and Exchange Commission, available at www.ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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